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LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                             Three Months
                                            Ended March 31                          Year Ended December 31,
(millions of dollars)                      2000        1999         1999        1998(4)        1997       1996         1995
Net Income before Federal
Income Taxes                              231.0      $204.5    $   570.0   $   697.4    $ 1,427.1    $   692.7    $   626.6
Equity Loss (Earnings) in
Unconsolidated Affiliates                  (1.0)       (1.6)        (5.8)       (3.3)        (2.1)        (1.4)       (12.4)
Sub-total of Fixed Charges                 43.1        39.9        160.9       144.1        113.3        108.6         94.4
                                      ---------   ---------    ---------   ---------    ---------    ---------    ---------
Sub-total of Adjusted
Net Income                                273.1       242.8        725.1       838.2      1,538.3        799.9        708.6
Interest on Annuities &
Financial Products                        373.9       375.1      1,510.4     1,446.2      1,253.5      1,185.6      1,147.1
                                      ---------   ---------    ---------   ---------    ---------    ---------    ---------
Adjusted Income Base                      647.0       617.9      2,235.5     2,284.4      2,791.8      1,985.5      1,855.7

Rent Expense                               20.4        20.3         81.5        81.3         62.5         71.6         65.6

Fixed Charges:
Interest and Debt Expense                  36.3        33.1        133.7       117.1         92.5         84.7         72.5
Rent (Pro-rated)                            6.8         6.8         27.2        27.0         20.8         23.9         21.9
                                      ---------   ---------    ---------   ---------    ---------    ---------    ---------
Sub-total of Fixed Charges                 43.1        39.9        160.9       144.1        113.3        108.6         94.4
Interest on Annuities &
Financial Products                        373.9       375.1      1,510.4     1,446.2      1,253.5      1,185.6      1,147.1
                                      ---------   ---------    ---------   ---------    ---------    ---------    ---------
Sub-total of Fixed Charges                417.0   $   415.0      1,671.3     1,590.3      1,366.8      1,294.2      1,241.5
Preferred Dividends (Pre-tax)               *           *            0.1         0.1          0.2          0.2         13.4
                                      ---------   ---------    ---------   ---------    ---------    ---------    ---------
Total Fixed Charges                   $   417.0   $   415.0    $ 1,671.4   $ 1,590.4    $ 1,367.0    $ 1,294.4    $ 1,254.9

*Less than $100,000

Ratio of Earnings to Fixed Charges:
Excluding Interest on
Annuities and Financial
Products (1)                               6.34        6.09         4.51        5.82        13.57         7.37         7.51
Including Interest on
Annuities and Financial
Products (2)                               1.55        1.49         1.34        1.44         2.04         1.53         1.49
Ratio of Earnings to
Combined Fixed Charges
and Preferred Stock
Dividends (3)                              1.55        1.49         1.34        1.44         2.04         1.53         1.48

(1) For purposes of determining this ratio, earnings consist of income before federal income taxes adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges.  Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) The coverage ratios for the year 1997 are higher than the other periods shown due to the inclusion of the gain on sale of a major subsidiary in net income.

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